Exhibit 99.1

PAUL VASINGTON JOINS SENSATA TECHNOLOGIES HOLDING N.V. AS
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Almelo, the Netherlands – (February 4, 2014) – Sensata Technologies Holding N.V. (NYSE: ST) announced today the appointment of Paul Vasington as Executive Vice President and Chief Financial Officer. Mr. Vasington will relieve acting Chief Financial Officer and Chief Operations Officer Jeffrey Cote of his interim CFO responsibilities. Mr. Vasington will be responsible for the leadership and oversight of all global financial activities of Sensata.

Mr. Vasington brings 24 years of diverse financial and managerial experience, including nearly 10 years with Honeywell International Inc. He most recently served as Vice President and CFO of Honeywell Aerospace, where he led global financial initiatives, activities and operations for this $12 billion revenue division. Prior to this role he served as Vice President and CFO of Honeywell Performance Materials & Technologies where he helped drive significant profit and margin growth and as Vice President and CFO of Honeywell Security. Prior to Honeywell, Mr. Vasington held finance leadership roles at Crane Co. and Fortune Brands, Inc. Mr. Vasington is a CPA and began his career at Price Waterhouse.

“I am pleased that Paul has agreed to join us here at Sensata. We have had the opportunity to run a very selective process to find an outstanding CFO. Paul brings very strong operating finance leadership and a breadth of relevant industry and M&A experience,” said Martha Sullivan, President and Chief Executive Officer. “I would like to thank Jeff Cote for filling-in as interim CFO and look forward to him being able to focus entirely on his COO responsibilities.”

About Sensata Technologies

Sensata Technologies is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in ten countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s web site at www.sensata.com.

Contact:

Investors	News Media
Jacob Sayer	Linda Megathlin
(508) 236-3800	(508) 236-1761
investors@sensata.com	lmegathlin@sensata.com